Exhibit 99.3

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

On August 7, 2019, Glaukos Corporation (the Company or Glaukos) entered into an Agreement and Plan of Merger (Merger Agreement) with Atlantic Merger Sub, Inc. (Merger Sub) and Avedro, Inc. (Avedro) pursuant to which Merger Sub would merge with and into Avedro, with Avedro continuing as the surviving corporation and a wholly owned subsidiary of the Company (the Avedro Merger). Avedro is a hybrid ophthalmic pharmaceutical and medical technology company focused on developing therapies designed to treat corneal diseases and disorders and correct refractive conditions.

Under the terms of the Merger Agreement, each share of Avedro common stock and certain vested Avedro warrants that were issued and outstanding immediately prior to the effective time of the Avedro Merger were automatically cancelled and converted into the right to receive 0.365 of a share of common stock of Glaukos. Also, subject to certain exceptions, each option and its associated exercise price previously granted by Avedro that was outstanding and unexercised immediately prior to the effective time of the Avedro Merger, was assumed by the Company and converted using the same 0.365 ratio noted above, into a stock option exercisable for common stock of Glaukos. Lastly, each restricted stock unit award previously granted by Avedro that was outstanding immediately prior to the effective time of the merger, subject to certain exceptions, was assumed by Glaukos and was converted using the same 0.365 ratio noted above, into a restricted stock unit award with respect to common stock of Glaukos.

On November 21, 2019, the Avedro Merger was consummated in a stock-for-stock transaction for total consideration of $437.8 million (Merger Consideration). The total consideration consisted of Glaukos shares worth $406.8 million issued to replace Avedro common stock, Glaukos shares worth $0.2 million to replace the certain vested Avedro warrants, and $30.8 million of value attributable to the pre-combination services associated with the replacement of all Avedro outstanding and unexercised stock option awards and all outstanding restricted stock units (Replacement Awards).

The following table presents Glaukos’ consolidated statement of operations for the year ended December 31, 2019 on a pro forma basis after giving effect to the Merger, as if it had taken place on January 1, 2019 (Pro Forma Statement of Operations). This Pro Forma Statement of Operations was prepared using the acquisition method of accounting where Glaukos was considered the acquirer of Avedro for accounting purposes.

The assumptions and estimates underlying the unaudited adjustments to the Pro Forma Statement of Operations are described in the accompanying notes, which should be read together with the following:

●	Glaukos’ Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 2, 2020; and
●	Avedro’s unaudited condensed financial statements for the quarterly period ended September 30, 2019 filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K dated June 8, 2020, of which this Exhibit 99.3 forms a part.

The Pro Forma Statement of Operations has been prepared for illustrative purposes only and is based on assumptions and estimates considered appropriate by Glaukos’s management; however, it does not necessarily reflect what the combined company’s results of operations would have been had the Merger occurred on the date set forth above, nor does it purport to be indicative of the future results of operations of the combined company. The adjustments included in this Pro Forma Statement of Operations are preliminary and may be revised. This Pro Forma Statement of Operations does not consider any impacts of future integration costs, potential revenue enhancements, anticipated cost savings and expense efficiencies, or other synergies that may result from the Merger or any strategies that management may consider in order to continue to efficiently manage Avedro’s operations.

The Pro Forma Statement of Operations was compiled in a manner consistent with the accounting policies adopted by Glaukos. As it relates to the consolidated statement of operations for the year ended December 31, 2019, management determined that no significant adjustments were necessary to conform Avedro’s financial statements to the accounting policies used by Glaukos.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2019

(In thousands, except per share amounts)

	Glaukos Historical	Avedro Historical (Note 2)	Pro Forma Adjustments	Notes	Pro Forma Combined
Net sales	$236,984	36,839			$273,823
Cost of sales	38,588	9,423	15,795	3(a), 3(b)	63,806
Gross profit	$198,396	27,416	(15,795)		$210,017
Operating expenses:
Selling, general and administrative	176,635	47,254	(22,840)	3(a), 3(c), 3(d)	201,049

Research and development	72,053	14,414			86,467
Total operating expenses	$248,688	61,668	(22,840)		$287,516
Loss from operations	$(50,292)	(34,252)	7,045		$(77,499)
Non-operating income (expense):
Interest income	3,169	934			4,103
Interest expense	(2,565)	(2,503)	2,503	3(e)	(2,565)
Other income (expense), net	(348)	(553)			(901)
Total non-operating income (expense)	$256	(2,122)	2,503		$637
Loss before taxes	$(50,036)	(36,374)	9,548		$(76,862)
Provision for income taxes	(65,460)	-	66,306	3(f)	846
Net income (loss)	$15,424	(36,374)	(56,758)		$(77,708)
Basic net loss per share	$0.41				$(1.80)
Diluted net loss per share	$0.37				$(1.80)
Weighted average shares used to compute basic net loss per share	37,355		5,728	3(g)	43,083
Weighted average shares used to compute diluted net loss per share	41,145		1,938	3(g)	43,083

See accompanying notes to the unaudited pro forma combined statement of operations.

Notes to Unaudited Pro Forma Combined Statement of Operations

(In thousands, except per share information)

Note 1—Basis of Presentation

The Pro Forma Statement of Operations was prepared in accordance with SEC Regulation S-X, Article 11. The Pro Forma Statement of Operations for the year ended December 31, 2019 combines the historical consolidated statement of operations of Glaukos for the year ended December 31, 2019 and the historical condensed statement of operations of Avedro for the period from January 1, 2019 to November 20, 2019, giving effect to (i) the Merger as if it had taken place on January 1, 2019 and (ii) the assumptions and adjustments described in these notes to the Pro Forma Statement of Operations. Such adjustments are (1) directly attributable to the Merger, (2) factually supportable, and (3) expected to have a continuing impact on the combined results of Glaukos and Avedro.

The Pro Forma Statement of Operations have been prepared using the acquisition method of accounting in accordance with ASC 805, Business Combinations, with Glaukos treated as the accounting acquirer. The accounting for the Merger, including the allocation of the Merger Consideration as of November 21, 2019, are subject to revision if new facts and circumstances arise over the measurement period, which may extend up to one year from closing.

Note 2—Historical Condensed Statement of Operations of Avedro, Inc.

The table below presents the historical condensed statement of operations of Avedro, Inc. for the period from January 1, 2019 to November 20, 2019, which is derived from the unaudited condensed statement of operations for the nine months ended September 30, 2019 and the unaudited condensed financial information for the stub period from October 1, 2019 to November 20, 2019.

	Nine Months Ended September 30, 2019	For the Period from October 1, 2019 to November 20, 2019	For the Period from January 1, 2019 to November 20, 2019
Net Sales	$30,108	$6,731	$36,839
Cost of goods sold	7,469	1,954	9,423
Gross profit	$22,639	$4,777	$27,416
Operating expenses:
Selling, general and administrative	33,654	13,600	47,254
Research and development	11,995	2,419	14,414
Total operating expenses	$45,649	$16,019	$61,668
Loss from operations	$(23,010)	$(11,242)	$(34,252)
Other expense:
Interest income	822	112	934
Interest expense	(2,111)	(392)	(2,503)
Other income (expense), net	(547)	(6)	(553)
Total other expense, net	$(1,836)	$(286)	$(2,122)
Net loss	$(24,846)	$(11,528)	$(36,374)

Note 3—Pro Forma Adjustments

The pro forma adjustments are based on management’s estimates and assumptions which are subject to revision if new facts and circumstances arise over the measurement period, which may extend up to one year from closing. The following adjustments have been reflected in the Pro Forma Statement of Operations:

(a)	Identifiable intangible assets recorded as part of the acquisition accounting were as follows:

	Approximate Fair Value	Estimated Useful Life (in years)
Developed Technology	$252,200	11.4
Customer Relationships	14,100	5
IPR&D	118,900	Indefinite
Total	$385,200

The straight-line amortization related to the identifiable intangible assets is reflected as a pro forma adjustment in the Pro Forma Statement of Operations based on the estimated useful lives as further described below.

	Approximate Fair Value	Estimated Useful Life (in years)	Year Ended December 31, 2019	Historical Amortization	Pro Forma Adjustment
Developed Technology	$252,200	11.4	$22,123	$(2,301)	$19,822
Customer Relationships	14,100	5	2,820	(294)	2,526
Total	$266,300		$24,943		$22,348

A 10% change in the fair value of the intangible assets would change amortization expense on a pro forma basis by $2.5 million for the year ended December 31, 2019. Amortization of developed technology is presented in cost of sales and amortization of customer relationships is presented in selling, general and administrative expense on the Pro Forma Statement of Operations.

(b)	As part of the allocation of the Merger Consideration, the balance of Avedro’s inventory was stepped-up by approximately $29 million. A pro forma adjustment was presented to reverse $4.0 million of amortization from cost of sales in the historical financial statements, as the amortization of the inventory step-up is not expected to have a recurring impact.

(c)	Reflects a pro forma adjustment to reverse the combined transaction costs (e.g., professional fees, due diligence costs, and integration costs) incurred during the year ended December 31, 2019 by Glaukos and Avedro, totaling approximately $20.8 million.

(d)	Certain Replacement Awards issued to Avedro executives and board members were granted with accelerated vesting terms, resulting in a $4.6 million charge in the fourth quarter ended December 31, 2019. A pro forma adjustment was presented to reverse this one-time charge to compensation expense of $4.6 million, as it is not expected to have a continuing impact on the statement of operations.

(e)	Immediately following the closing of the Avedro Merger, the Company used approximately $22.5 million of cash on hand for the payment of debt assumed as a result of the Avedro Merger. A pro forma adjustment of approximately $2.5 million was presented in the Pro Forma Statement of Operations to reverse interest expense related to Avedro’s debt that was outstanding prior to closing.

(f)	A pro forma adjustment was presented to reverse the non-recurring deferred tax benefit of $66.3 million that is reflected in the Glaukos historical consolidated statement of operations. The deferred tax benefit of $66.3 million resulted from the partial release of our valuation allowance due to $75.9 million of net deferred tax liabilities that were recorded as part of the Avedro Merger.

(g)	The pro forma changes to basic and diluted weighted average shares are presented in the table below. On a pro forma basis, the combined company is in a net loss position. As such, any adjustment for potentially dilutive securities would be anti-dilutive, and basic and diluted weighted average shares are the same on a pro forma basis.

The calculation of pro forma basic and diluted weighted average shares is as follows:

	Year Ended December 31, 2019
Glaukos historical weighted average shares outstanding		37,355
Shares issued as consideration for outstanding shares of Avedro common stock	6,453
Weighted average included since the date of the Merger	725
Pro forma adjustment, as if Merger occurred January 1, 2019		5,728
Pro forma basic weighted average shares		43,083
Pro forma diluted weighted average shares		43,083